Exhibit 1.254 - Certificate of Incorporation of Spirit Foodservice Products, Inc.

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SPIRIT FOODSERVICE PRODUCTS, INC.
Spirit Foodservice Products, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
1.    The present name of this corporation is Spirit Foodservice Products, Inc. (hereinafter, the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 13, 2006 (“Original Certificate”). The original name of the Corporation as set forth in the Original Certificate was “Spirit Foodservice Promotional Products, Inc. On January 26, 2007, the name of the Corporation was changed to Spirit Foodservice Products, Inc.
2.    Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation.
3.    The text of the Certificate of Incorporation is hereby restated and further amended to read in its entirety as follows:
: The name of the Corporation is: Spirit Foodservice Products, Inc.
: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.
: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same may be amended from time to time (“DGCL”).
: The total number of shares of capital stock that the Corporation shall have authority to issue is Two Hundred Ten Thousand (210,000) consisting of the following:
(a)Ten Thousand (10,000) shares of Preferred Stock, par value $.001 per share in such classes or series as set forth herein (“Preferred Stock”); and
(b)Two Hundred Thousand (200,000) shares of Common Stock (“Common Stock”), par value $.001 per share.
The following sets forth the relative rights, preferences and privileges of the Common Stock and Preferred Stock.

I.	Common Stock
1.General. Except as otherwise provided by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holder thereof to the same rights and privileges.
2.Voting Rights. Except as otherwise provided by applicable law, each share of Common Stock shall entitle the holder thereof to one vote per share on all matters to be voted on by the Corporation’s stockholders.
3.Dividends and Distributions. As and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of shares of Common Stock shall be entitled to participate in such dividends ratably on a per share basis. The rights of the holders of shares of Common Stock to receive dividends are subject to the provisions of the Preferred Stock.
4.Liquidation. Subject to the provisions of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of shares of Common Stock in any Liquidation (as herein defined).
II. Preferred Stock
1.Authority of Board to Fix Terms of Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized at any time and from time to time to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such class or series and to the fullest extent as may now or hereafter be permitted by the DGCL, subject to the provisions of any class of Preferred Stock provided for in this Certificate of Incorporation and, including, without limiting the generality of the foregoing, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or any other series of the same or any other class or classes of stock, or other securities or property, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Unless otherwise provided in such resolution or resolutions, shares of Preferred Stock of such class or series which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock.
2. 18% Cumulative Preferred Stock.
(a)Designation. There is hereby authorized Five Thousand (5,000) shares of 18% Cumulative Preferred Stock, par value $.001 per share (“18% Preferred Shares”), which shares have the rights, privileges, powers and preferences set forth herein.
(b)Dividends.
(i)General Obligation. When and as declared by the Board and to the extent permitted under the DGCL, the Corporation shall pay preferential dividends in cash to the holders of the 18% Preferred Shares as provided in this Section 2. Dividends on each of the 18% Preferred Shares shall accrue on a daily basis at the rate of eighteen percent (18.0%) per annum (compounded quarterly on each Dividend Reference Date (as hereinafter defined)) of the sum of (x) the Liquidation Value thereof plus (y) all dividends which have accumulated thereon pursuant to Section 2(b)(ii) below (and are then unpaid) from and including the date of issuance of such 18% Preferred Shares until and including the first to occur of (A) the date on which the Liquidation Value of such 18% Preferred Shares (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or (B) the date on which such share is otherwise acquired. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any 18% Junior Securities. The date on which the Corporation initially issues any 18% Preferred Shares shall be deemed to be its “date of issuance” regardless of the number of times transfer of such 18% Preferred Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such 18% Preferred Share.
(ii)Dividend Reference Dates. To the extent not paid on March 31st, June 30th, September 30th and December 31st of each year, beginning December 31, 2009 (the “18% Dividend Reference Dates”), all dividends which have accrued on each 18% Preferred Share outstanding during the three month period (or other period in the case of the initial 18% Dividend Reference Date) ending upon each such 18% Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such 18% Preferred Share until paid to the holder thereof.
(c)Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the 18% Preferred Shares, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the 18% Preferred Shares held by each such holder.
(d)Pro Rata Distributions. All payments to holders of the 18% Preferred Shares in respect of such 18% Preferred Shares shall be made pro rata.
(e)Priority of 18% Preferred Shares on Dividends and Redemptions. So long as any 18% Preferred Shares remain outstanding, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire, directly or indirectly, any 18% Junior Securities (as herein defined), nor shall the Corporation, directly or indirectly, pay or declare any dividend or make any distribution upon any 18% Junior Securities; provided that the Corporation may repurchase shares of Common Stock from present or former employees of the Corporation and its Subsidiaries in accordance with arrangements and agreements which have been approved by the Board.
(f)Liquidation. Upon any Liquidation, each holder of 18% Preferred Shares shall be entitled to be paid, before any distribution or payment is made upon any 18% Junior Securities, and shall accept in full payment with respect to the 18% Preferred Shares, an amount in cash equal to the aggregate Liquidation Value of all 18% Preferred Shares held by such holder (plus all accrued and unpaid dividends thereon), and the holders of 18% Preferred Shares shall not be entitled to any further payment. If, upon any such Liquidation, the Corporation’s assets to be distributed or the proceeds to be allocated (in the case of a Stock Sale) among the holders of the 18% Preferred Shares are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be so distributed or proceeds to be so allocated shall be distributed or allocated pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the 18% Preferred Shares held by each such holder. After the distributions or allocations (in the case of a Stock Sale) described above have been paid, the remaining assets of the Corporation available for distribution or allocation to stockholders shall be distributed or allocated among the holders of Common Stock in accordance with this Article Fourth.
(g)Voting Rights. Except as otherwise provided herein and as otherwise required by law, the 18% Preferred Shares shall have no voting rights.
3. 13% Cumulative Preferred Stock.
(a)Designation. Heretofore, there has been authorized Five Thousand (5,000) shares of 13% Cumulative Preferred Stock, par value $.00l per share (“13% Preferred Shares”), which shares have the rights, privileges, powers and preferences set forth herein.
(b)Dividends.
(i)General Obligation. When and as declared by the Board and to the extent permitted under the DGCL, the Corporation shall pay preferential dividends in cash to the holders of the 13% Preferred Shares as provided in this Section 3. Dividends on each of the 13% Preferred Shares shall accrue on a daily basis at the rate of thirteen percent (13.0%) per annum (compounded quarterly on each 13% Dividend Reference Date (as hereinafter defined)) of the sum of (x) the Liquidation Value thereof plus (y) all dividends which have accumulated thereon pursuant to Section 3(b)(ii) below (and are then unpaid) from and including the date of issuance of such 13% Preferred Shares until and including the first to occur of (A) the date on which the Liquidation Value of such 13% Preferred Shares (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or (B) the date on which such share is otherwise acquired. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any 13% Junior Securities. The date on which the Corporation initially issued any 13% Preferred Shares shall be deemed to be its “date of issuance” regardless of the number of times transfer of such 13% Preferred Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such 13% Preferred Share.
(ii)Dividend Reference Dates. To the extent not paid on March 31st, June 30th, September 30th and December 31st of each year, beginning March 31, 2006 (the “13% Dividend Reference Dates”), all dividends which have accrued on each 13% Preferred Share outstanding during the three month period (or other period in the case of the initial 13% Dividend Reference Date) ending upon each such 13% Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such 13% Preferred Share until paid to the holder thereof.

(c)Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the 13% Preferred Shares, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the 13% Preferred Shares held by each such holder.
(d)Pro Rata Distributions. Except for payments made to current or former employees of the Corporation or any of its Subsidiaries in connection with the repurchase of 13% Preferred Shares from such employees upon termination of their employment with the Corporation or any of its Subsidiaries, all payments to holders of the 13% Preferred Shares in respect of such 13% Preferred Shares shall be made pro rata.
(e)Priority of 13% Preferred Shares on Dividends and Redemptions. So long as any 13% Preferred Shares remain outstanding, without the prior written consent of the holders of a majority of the outstanding 13% Preferred Shares, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire, directly or indirectly, any 13% Junior Securities (as herein defined), nor shall the Corporation, directly or indirectly, pay or declare any dividend or make any distribution upon any 13% Junior Securities; provided that the Corporation may repurchase shares of Common Stock from present or former employees of the Corporation and its Subsidiaries in accordance with arrangements and agreements which have been approved by the Board.
(f)Liquidation. Upon any Liquidation, each holder of 13% Preferred Shares shall be entitled to be paid, before any distribution or payment is made upon any 13% Junior Securities, and shall accept in full payment with respect to the 13% Preferred Shares, an amount in cash equal to the aggregate Liquidation Value of all 13% Preferred Shares held by such holder (plus all accrued and unpaid dividends thereon), and the holders of 13% Preferred Shares shall not be entitled to any further payment. If, upon any such Liquidation, the Corporation’s assets to be distributed or the proceeds to be allocated (in the case of a Stock Sale) among the holders of the 13% Preferred Shares are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 3, then the entire assets available to be so distributed or proceeds to be so allocated shall be distributed or allocated pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the 13% Preferred Shares held by each such holder. After the distributions or allocations (in the case of a Stock Sale) described above have been paid, the remaining assets of the Corporation available for distribution or allocation to stockholders shall be distributed or allocated among the holders of Common Stock in accordance with Part I of this Article Fourth.
(g)Voting Rights. Except as otherwise provided herein and as otherwise required by law, the 13% Preferred Shares shall have no voting rights.
4.Definitions.
“Deemed Liquidation” means either (A) a sale of all or substantially all of the assets of the Corporation and its subsidiaries on a consolidated basis, or (B) a sale of stock (by any means, including stock sale, merger, consolidation, or share exchange) in which more than 50% of the voting securities of the Corporation are sold to an unrelated third party (a “Stock Sale”).
“13% Junior Securities” means all of the Corporation’s equity securities (including common and preferred stock and warrants to purchase any of the foregoing), other than the 13% Preferred Shares and the 18% Preferred Shares.
“18% Junior Securities” means all of the Corporation’s equity securities (including common and preferred stock and warrants to purchase any of the foregoing), other than the 18% Preferred Shares.
“Liquidation” means any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), including a Deemed Liquidation.
“Liquidation Value” of any 13% Preferred Share or of any 18% Preferred Share as of any particular date shall be equal to $1,000; provided, however, that the Liquidation Value shall be proportionately increased in the event of a combination of 18% Preferred Shares or 13% Preferred Shares, as the case may be, and proportionately decreased in the event of a subdivision or stock split of 18% Preferred Shares or 13% Preferred Shares, as the case may be.
“Person” means an individual, corporation, limited liability company or partnership, association, joint stock company, trust, joint venture, unincorporated organization, the United States of America or any other nation, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, or other entity of any nature, including any pension, profit sharing or other benefit plan or trust.
“Subsidiary” means: (i) any Person of which the Corporation owns, directly or indirectly, securities having a majority of the voting power in electing the board of directors directly or through one or more subsidiaries (or, in the case of a partnership, limited liability company or other similar entity, securities conveying, directly or indirectly, a majority of the economic interests in such partnership or entity), or (ii) any other Person of which the Corporation or any Subsidiary serves as general partner or managing member.
5.Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision hereof without the prior written consent of the holders of a majority of the 18% Preferred Shares and 13% Preferred Shares outstanding at the time such action is taken. Notwithstanding the foregoing, any amendment which, with respect to the then holders of 18% Preferred Shares, materially and adversely affects either the relative rights of the 18% Preferred Shares as set forth in ARTICLES I and II above or the material terms of the 18% Preferred Shares as set forth in ARTICLE II above shall require the written consent or approval at a meeting of all holders of 18% Preferred Shares prior to the time such action is taken of 18% Preferred Shares.
III. General Provisions
1.Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of each outstanding class of capital stock. Upon the surrender of any certificate representing shares of any class at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.
2.Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of any class, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.
3.Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).
: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.
: The election of directors need not be by written ballot.
: Indemnification.
(a)Right to Indemnification. Each Person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “Proceeding”), by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or inaction in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists as of the date hereof or as may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide both prior to such amendment and as of the date hereof), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Person in connection therewith and such indemnification shall continue as to a Person who has ceased to be a director, officer or trustee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such Person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such Person only if such Proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this ARTICLE SEVENTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in connection with any such Proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this ARTICLE SEVENTH or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors, officers and trustees.
(b)Right of Claimant to Bring Suit. If a claim under paragraph (a) of this ARTICLE SEVENTH is not paid in full by the Corporation within thirty days after written notice thereof has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation, and as to any such other action as to which it shall not be a defense) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct under the DGCL, nor an actual determination by the Corporation (including the Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
(c)Non-Exclusivity of Rights. The rights to indemnification and the payment of expenses incurred in connection with a Proceeding in advance of its final disposition conferred in this ARTICLE SEVENTH shall not be (and they shall not be deemed to be) exclusive of any other right which any Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.
(d)Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, trustee, employee or agent of the Corporation or another corporation, or of a partnership, joint venture, trust or other enterprise against any expense, liability or loss (as such terms are used in this ARTICLE SEVENTH), whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the DGCL.
(e)Impairment of Existing Rights. Any repeal or modification of this ARTICLE SEVENTH shall not impair or otherwise affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any Proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.
(f)Construction and Presumption. This ARTICLE SEVENTH shall be liberally construed in favor of indemnification and the payment of expenses incurred in connection with a Proceeding in advance of its final disposition and there shall be a rebuttable presumption that a claimant under this ARTICLE SEVENTH is entitled to such indemnification and the Corporation shall bear the burden of proving by a preponderance of the evidence that such claimant is not so entitled to indemnification.
(g)Confidentiality. Any finding that a Person asserting a claim for indemnification pursuant to this ARTICLE SEVENTH is not entitled to such indemnification, and any information which may support such finding, shall be held in confidence to the extent permitted by law and shall not be disclosed to any third party.
(h)Severability. If any provision of this ARTICLE SEVENTH shall be deemed invalid or unenforceable, the Corporation shall remain obligated to indemnification and advance expenses subject to all those provisions of this ARTICLE SEVENTH which are not invalid or unenforceable.

: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty of a director; provided, however, that this ARTICLE EIGHTH shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this ARTICLE EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
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IN WITNESS WHEREOF, Spirit Foodservice Products, Inc. has caused this certificate to be signed by its duly authorized officer as of this 16th day of December, 2009.
SPIRIT FOODSERVICE PRODUCTS, INC.

By:    /s/ William V. Glastris, Jr.
William V. Glastris, Jr.
Chairman and Assistant Secretary